Exhibit 99.1

WASTE CONNECTIONS REPORTS THIRD QUARTER 2013 RESULTS

•	Revenue of $503.6 million, up 18.3%

•	Double digit increase in landfill volumes drives 2.2% organic solid waste volume growth

•	Adjusted EBITDA* of $177.1 million, or 35.2% of revenue, up 28.0%

•	GAAP EPS of $0.49 and adjusted EPS* of $0.51, up 18.6%

•	YTD net cash provided by operating activities of $385.4 million

•	YTD adjusted free cash flow* increases 17.6% to $263.4 million, or 18.3% of revenue

•	Announces $25 million revenue follow-on acquisition in Minnesota

THE WOODLANDS, TX, October 22, 2013 - Waste Connections, Inc. (NYSE: WCN) today announced its results for the third quarter of 2013. Revenue totaled $503.6 million, an 18.3% increase over revenue of $425.7 million in the year ago period. Operating income was $115.6 million compared to $89.1 million in the third quarter of 2012. Operating income in the current year period included approximately $1.7 million ($1.1 million net of taxes) associated with gains on the disposal of assets and on the Company’s prior office leases resulting primarily from the relocation of our corporate headquarters from California to Texas. Adjusted EBITDA* in the third quarter of 2013 was $177.1 million, up 28.0% over adjusted EBITDA* of $138.3 million in the prior year period. Adjusted EBITDA, a non-GAAP measure, excludes the impact of items such as gains on both the disposal of assets and from litigation settlements, acquisition-related costs and expenses incurred in connection with the relocation of our corporate headquarters from California to Texas, as shown in the detailed reconciliation in the attached table.

Net income attributable to Waste Connections in the quarter was $60.7 million, or $0.49 per share on a diluted basis of 124.3 million shares. In the year ago period, the Company reported net income attributable to Waste Connections of $49.4 million, or $0.40 per share on a diluted basis of 123.7 million shares.

Adjusted net income attributable to Waste Connections* in the quarter was $63.7 million or $0.51 per share versus $53.2 million, or $0.43 per share, in the prior year period. Adjusted net income and adjusted net income per diluted share, both non-GAAP measures, primarily exclude the impact of acquisition-related items such as amortization of intangibles and acquisition-related expenses, as well as gains on both the disposal of assets and from litigation settlements, and expenses incurred in connection with the relocation of our corporate headquarters from California to Texas, all net of tax, as shown in the detailed reconciliation in the attached table.

“Double digit increases in municipal solid waste disposal volumes and continuing improvement in roll off activity enabled us once again to meet or exceed the upper end of our expectations for the quarter. Strong solid waste organic growth and roll over contribution from the R360 acquisition drove 18% and 28% year-over-year increases in the third quarter for revenue and adjusted EBITDA. Our strong operating performance and free cash flow generation positioned us to increase our dividend 15% and pull forward almost $10 million of next year’s landfill equipment purchases into the fourth quarter of this year to take advantage of bonus depreciation tax benefits, in addition to the previously discussed accelerated CNG fleet purchases,” said Ronald J. Mittelstaedt, Chairman and Chief Executive Officer. “As anticipated, acquisition activity has increased as we approach year-end. In October, we signed an agreement to acquire an approximate $25 million annual revenue collection operation in Minnesota’s Twin Cities region, expanding our footprint in that market following the SKB transfer and landfill acquisition completed last year.”

*	A non-GAAP measure; see accompanying Non-GAAP Reconciliation Schedule.

Mr. Mittelstaedt added, “While it’s early to discuss our formal outlook for 2014, we believe the upcoming year is already setting up nicely. Continued pricing strength and positive volumes within solid waste and an expected double digit growth in E&P waste from both new development projects and increased activity from customer conversions to offsite facilities, should result in an approximate 50 basis points year-over-year expansion in adjusted EBITDA margins, excluding the impact of acquisitions. The newly announced Minnesota transaction, combined with other municipal solid waste and E&P waste acquisitions we expect to complete later this year and next, provide incremental growth for 2014.”

For the nine months ended September 30, 2013, revenue was $1.44 billion, a 19.0% increase over revenue of $1.21 billion in the year ago period. Operating income was $295.6 million compared to $235.9 million for the same period in 2012. Adjusted EBITDA* for the nine months ended September 30, 2013, was $492.5 million, up 27.5% over adjusted EBITDA* of $386.1 million in the prior year period. Net income attributable to Waste Connections for the nine months ended September 30, 2013, was $146.2 million, or $1.18 per share on a diluted basis of 124.1 million shares. In the year ago period, the Company reported net income attributable to Waste Connections of $123.1 million, or $1.02 per share on a diluted basis of 121.2 million shares. Adjusted net income attributable to Waste Connections* for the nine months ended September 30, 2013, was $167.3 million, or $1.35 per share, compared to $142.2 million, or $1.17 per share, in the year ago period.

Waste Connections, Inc. is an integrated solid waste services company that provides waste collection, transfer, disposal and recycling services in mostly exclusive and secondary markets. Through its R360 Environmental Solutions subsidiary, the Company also is a leading provider of non-hazardous oilfield waste treatment, recovery and disposal services in several of the most active natural resource producing areas in the United States, including the Permian, Bakken and Eagle Ford Basins. Waste Connections serves more than two million residential, commercial, industrial, and exploration and production customers from a network of operations in 31 states. The Company also provides intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest. Waste Connections, Inc. was founded in September 1997 and is headquartered in The Woodlands, Texas.

Waste Connections will be hosting a conference call related to third quarter earnings and fourth quarter outlook on October 23rd at 8:30 A.M. Eastern Time. The call will be broadcast live over the Internet at www.streetevents.com or through a link on our website at www.wasteconnections.com. A playback of the call will be available at both of these websites.

For more information, visit the Waste Connections web site at www.wasteconnections.com. Copies of financial literature, including this release, are available on the Waste Connections website or through contacting us directly at (832) 442-2200.

*	A non-GAAP measure; see accompanying Non-GAAP Reconciliation Schedule

Information Regarding Forward-Looking Statements

Certain statements contained in this release are forward-looking in nature, including statements related to: economic trends and the impact of such trends on our business, expectations with respect to pricing strength and waste volume growth, expectations with respect to E&P waste and customer activity, the timing, cost and tax impacts of landfill equipment and CNG fleet purchases, and expectations regarding incremental growth. These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of strategy. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) our acquisitions may not be successful, which may reduce the anticipated benefit from acquired businesses; (2) a portion of our growth and future financial performance depends on our ability to integrate acquired businesses into our organization and operations; (3) our indebtedness could adversely affect our financial condition and limit our financial flexibility; (4) competition for acquisition candidates, consolidation within the waste industry and economic and market conditions may limit our ability to grow through acquisitions; (5) our industry is highly competitive and includes larger and better capitalized companies, companies with lower prices, return expectations or other advantages, and governmental service providers, which could adversely affect our ability to compete and our operating results; (6) we may lose contracts through competitive bidding, early termination or governmental action; (7) price increases may not be adequate to offset the impact of increased costs or may cause us to lose volume; (8) economic downturns adversely affect operating results; (9) our results are vulnerable to economic conditions and seasonal factors affecting the regions in which we operate; (10) the E&P waste disposal business depends on oil and gas prices and the level of drilling and production activity in the basins in which we operate;(11) we have limited experience in running an E&P waste treatment, recovery and disposal business; (12) our E&P waste business is dependent upon the willingness of our customers to outsource their waste management activities; (13) changes in laws or government regulations regarding hydraulic fracturing could increase our customers’ costs of doing business and reduce oil and gas production by our customers, which could adversely impact our business; (14) our E&P waste business could be adversely affected by changes in laws regulating E&P waste; (15) we may be subject in the normal course of business to judicial, administrative or other third party proceedings that could interrupt or limit our operations, require expensive remediation, result in adverse judgments, settlements or fines and create negative publicity; (16) increases in the price of diesel fuel may adversely affect our collection business and reduce our operating margins; (17) increases in labor and disposal and related transportation costs could impact our financial results; (18) efforts by labor unions could divert management attention and adversely affect operating results; (19) we could face significant withdrawal liability if we withdraw from participation in one or more multiemployer pension plans in which we participate and the accrued pension benefits are not fully funded; (20) increases in insurance costs and the amount that we self-insure for various risks could reduce our operating margins and reported earnings; (21) each business that we acquire or have acquired may have liabilities or risks that we fail or are unable to discover, including environmental liabilities; (22) liabilities for environmental damage may adversely affect our financial condition, business and earnings; (23) our accruals for our landfill site closure and post-closure costs may be inadequate; (24) the financial soundness of our customers could affect our business and operating results; (25) we depend significantly on the services of the members of our senior, regional and district management team, and the departure of any of those persons could cause our operating results to suffer; (26) our decentralized decision-making structure could allow local managers to make decisions that adversely affect our operating results; (27) we may incur charges related to capitalized expenditures of landfill development projects, which would decrease our earnings; (28) because we depend on railroads for our intermodal operations, our operating results and financial condition are likely to be adversely affected by any reduction or deterioration in rail service; (29) our financial results could be adversely affected by impairments of goodwill or indefinite-lived intangibles; (30) our financial results are based upon estimates and assumptions that may differ from actual results; (31) the adoption of new accounting standards or interpretations could adversely affect our financial results; (32) pending or future litigation or governmental proceedings could result in material adverse consequences, including judgments or settlements; and (33) if we are not able to develop and protect intellectual property, or if a competitor develops or obtains exclusive rights to a breakthrough technology, our financial results may suffer. These risks and uncertainties, as well as others, are discussed in greater detail in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. There may be additional risks of which we are not presently aware or that we currently believe are immaterial which could have an adverse impact on our business. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances that may change.

– financial tables attached –

CONTACT:

Worthing Jackman / (832) 442-2266	Mary Anne Whitney / (832) 442-2253
worthingj@wasteconnections.com	maryannew@wasteconnections.com

.

WASTE CONNECTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2013

(Unaudited)

(in thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2012	2013	2012	2013
Revenues	$425,654	$503,646	$1,212,815	$1,442,918
Operating expenses:
Cost of operations	243,243	274,141	698,351	794,588
Selling, general and administrative	47,977	53,536	143,899	159,690
Depreciation	42,313	55,863	119,331	162,277
Amortization of intangibles	6,267	6,211	18,115	18,861
Loss (gain) on disposal of assets	244	(1,129)	715	1,993
Gain from litigation settlement	(3,537)	—	(3,537)	—
Loss (gain) on prior office leases	—	(596)	—	9,902

Operating income	89,147	115,620	235,941	295,607
Interest expense	(11,949)	(17,911)	(36,063)	(55,851)
Other income (expense), net	825	845	1,663	(119)

Income before income tax provision	78,023	98,554	201,541	239,637
Income tax provision	(28,403)	(37,641)	(77,967)	(93,049)

Net income	49,620	60,913	123,574	146,588
Less: Net income attributable to noncontrolling interests	(235)	(207)	(470)	(359)

Net income attributable to Waste Connections	$49,385	$60,706	$123,104	$146,229

Earnings per common share attributable to Waste Connections’ common stockholders:
Basic	$0.40	$0.49	$1.02	$1.18

Diluted	$0.40	$0.49	$1.02	$1.18

Shares used in the per share calculations:
Basic	123,031,259	123,676,936	120,571,106	123,557,317

Diluted	123,665,589	124,279,666	121,198,901	124,089,422

Cash dividends per common share	$0.09	$0.10	$0.27	$0.30

WASTE CONNECTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share and per share amounts)

	December 31, 2012	September 30, 2013
ASSETS
Current assets:
Cash and equivalents	$23,212	$19,281
Accounts receivable, net of allowance for doubtful accounts of $6,548 and $6,458 at December 31, 2012 and September 30, 2013, respectively	235,762	238,842
Deferred income taxes	45,798	37,952
Prepaid expenses and other current assets	57,714	33,405

Total current assets	362,486	329,480
Property and equipment, net	2,457,606	2,424,716
Goodwill	1,636,557	1,637,541
Intangible assets, net	541,908	521,204
Restricted assets	34,889	35,265
Other assets, net	42,580	46,441

	$5,076,026	$4,994,647

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$130,260	$115,404
Book overdraft	12,567	12,192
Accrued liabilities	121,829	134,951
Deferred revenue	69,930	68,644
Current portion of contingent consideration	49,018	30,722
Current portion of long-term debt and notes payable	33,968	7,456

Total current liabilities	417,572	369,369
Long-term debt and notes payable	2,204,967	2,025,664
Long-term portion of contingent consideration	30,346	25,044
Other long-term liabilities	75,129	83,784
Deferred income taxes	464,882	483,433

Total liabilities	3,192,896	2,987,294
Commitments and contingencies
Equity:
Preferred stock: $0.01 par value; 7,500,000 shares authorized; none issued and outstanding	—	—
Common stock: $0.01 par value; 250,000,000 shares authorized; 123,019,494 and 123,546,188 shares issued and outstanding at December 31, 2012 and September 30, 2013, respectively	1,230	1,235
Additional paid-in capital	779,904	791,519
Accumulated other comprehensive loss	(6,165)	(2,947)
Retained earnings	1,103,188	1,212,412

Total Waste Connections’ equity	1,878,157	2,002,219
Noncontrolling interest in subsidiaries	4,973	5,134

Total equity	1,883,130	2,007,353

	$5,076,026	$4,994,647

WASTE CONNECTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2013

(Unaudited)

(Dollars in thousands)

	Nine months ended September 30,
	2012	2013
Cash flows from operating activities:
Net income	$123,574	$146,588
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of assets	715	1,993
Depreciation	119,331	162,277
Amortization of intangibles	18,115	18,861
Deferred income taxes, net of acquisitions	18,451	24,411
Amortization of debt issuance costs	1,247	2,836
Equity-based compensation	14,036	11,268
Interest income on restricted assets	(491)	(295)
Interest accretion	2,798	3,677
Excess tax benefit associated with equity-based compensation	(3,415)	(3,539)
Loss on prior office leases	—	9,902
Payment of contingent consideration recorded in earnings	—	(5,059)
Net change in operating assets and liabilities, net of acquisitions	32,378	12,484

Net cash provided by operating activities	326,739	385,404

Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(223,256)	(2,031)
Proceeds from adjustment to acquisition consideration	—	18,000
Capital expenditures for property and equipment	(110,995)	(140,872)
Proceeds from disposal of assets	2,107	9,075
Increase in restricted assets, net of interest income	4,779	(81)
Other	(6,287)	(4,868)

Net cash used in investing activities	(333,652)	(120,777)

Cash flows from financing activities:
Proceeds from long-term debt	334,000	212,500
Principal payments on notes payable and long-term debt	(545,069)	(418,316)
Payment of contingent consideration recorded at acquisition date	(4,099)	(23,530)
Change in book overdraft	(3,383)	(374)
Proceeds from option and warrant exercises	1,042	2,234
Excess tax benefit associated with equity-based compensation	3,415	3,539
Payments for repurchase of common stock	(18,597)	—
Payments for cash dividends	(32,182)	(37,005)
Tax withholdings related to net share settlements of restricted stock units	(6,039)	(5,421)
Distributions to noncontrolling interests	(94)	(198)
Debt issuance costs	(776)	(1,987)
Proceeds from common stock offering, net	369,584	—

Net cash provided by (used in) financing activities	97,802	(268,558)

Net increase (decrease) in cash and equivalents	90,889	(3,931)
Cash and equivalents at beginning of period	12,643	23,212

Cash and equivalents at end of period	$103,532	$19,281

ADDITIONAL STATISTICS

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013

(Dollars in thousands)

Revenue Growth: The following table reflects changes in our revenue for the three months ended September 30, 2013:

Three months ended September 30, 2013
Solid Waste Internal Growth:
Core Price	2.4%
Surcharges	0.3%
Volume	2.2%
Recycling	(0.0%)

Total Solid Waste Internal Growth	4.9%
Intermodal and Other	(0.5%)
Acquisitions, net	13.9%

Total	18.3%

Revenue Breakdown: The following table reflects a breakdown of our revenue for the three and nine month periods ending September 30, 2013:

	Three months ended September 30, 2013		Nine months ended September 30, 2013
Solid Waste Collection	$312,872	55.0%	$912,488	55.9%
Solid Waste Disposal and Transfer	158,142	27.8	434,513	26.6
E&P Waste Treatment, Disposal and Recovery	68,605	12.0	194,720	12.0
Solid Waste Recycling	18,402	3.2	55,806	3.4
Intermodal and Other	11,329	2.0	34,702	2.1

	569,350	100.0%	1,632,229	100.0%
Inter-company elimination	(65,704)		(189,311)

Reported Revenue	$503,646		$1,442,918

Days Sales Outstanding for the three months ended September 30, 2013: 44 (31 net of deferred revenue)

Internalization for the three months ended September 30, 2013: 54%

Other Cash Flow Items:

	Three months ended September 30, 2013	Nine months ended September 30, 2013
Cash Interest Paid	$9,129	$43,030
Cash Taxes Paid	$32,670	$51,010

Debt to Book Capitalization as of September 30, 2013: 50%

Share Information for the three months ended September 30, 2013:

Basic shares outstanding	123,676,936
Dilutive effect of options and warrants	182,175
Dilutive effect of restricted stock units	420,555

Diluted shares outstanding	124,279,666

NON-GAAP RECONCILIATION SCHEDULE

(in thousands)

Reconciliation of Adjusted EBITDA:

Adjusted EBITDA, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a performance and valuation measure in the solid waste industry. Management uses adjusted EBITDA as one of the principal measures to evaluate and monitor the ongoing financial performance of the Company’s operations. Waste Connections defines adjusted EBITDA as income before income tax provision, plus interest expense, plus depreciation and amortization expense, plus closure and post-closure accretion expense, plus or minus any loss or gain on disposal of assets, plus other expense, less other income. The Company further adjusts this calculation to exclude the effects of items management believes impact the ability to assess the operating performance of our business. This measure is not a substitute for, and should be used in conjunction with, GAAP financial measures. Other companies may calculate adjusted EBITDA differently.

	Three months ended September 30,		Nine months ended September 30,
	2012	2013	2012	2013
Income before income tax provision	$78,023	$98,554	$201,541	$239,637
Plus: Interest expense	11,949	17,911	36,063	55,851
Plus: Depreciation and amortization	48,580	62,074	137,446	181,138
Plus: Closure and post-closure accretion	645	727	1,870	2,241
Plus/Less: Loss (gain) on disposal of assets	244	(1,129)	715	1,993
Plus/less: Other expense (income), net	(825)	(845)	(1,663)	119
Adjustments:
Plus/Less: Loss (gain) on prior office leases (a)	—	(596)	—	9,902
Plus: Acquisition-related costs (b)	1,451	167	3,610	974
Plus: Corporate relocation expenses (c)	1,774	215	6,491	636
Plus: NEO one-time equity grants (d)	—	—	3,585	—
Less: Gain from litigation settlement (e)	(3,537)	—	(3,537)	—

Adjusted EBITDA	$138,304	$177,078	$386,121	$492,491

As % of revenues	32.5%	35.2%	31.8%	34.1%

(a)	Reflects the addback of the loss (gain) on prior office leases resulting primarily from the relocation of the Company’s corporate headquarters from California to Texas.
(b)	Reflects the addback of acquisition-related transaction costs.
(c)	Reflects the addback of costs associated with the relocation of the Company’s corporate headquarters from California to Texas.
(d)	Reflects the addback of one-time equity compensation expense incurred at the time the Company’s NEOs’ employment contracts were modified.
(e)	Reflects the elimination of a non-recurring gain from an arbitration award.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands)

Reconciliation of Adjusted Free Cash Flow:

Adjusted free cash flow, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a valuation and liquidity measure in the solid waste industry. Management uses adjusted free cash flow as one of the principal measures to evaluate and monitor the ongoing financial performance of the Company’s operations. Waste Connections defines adjusted free cash flow as net cash provided by operating activities, plus proceeds from disposal of assets, plus or minus change in book overdraft, plus excess tax benefit associated with equity-based compensation, less capital expenditures for property and equipment and distributions to noncontrolling interests. The Company further adjusts this calculation to exclude the effects of items management believes impact the ability to assess the operating performance of its business. This measure is not a substitute for, and should be used in conjunction with, GAAP liquidity or financial measures. Other companies may calculate adjusted free cash flow differently.

	Three months ended September 30,		Nine months ended September 30,
	2012	2013	2012	2013
Net cash provided by operating activities	$121,799	$129,881	$326,739	$385,404
Less: Change in book overdraft	(3,519)	(284)	(3,383)	(374)
Plus: Proceeds from disposal of assets	610	5,453	2,107	9,075
Plus: Excess tax benefit associated with equity-based compensation	132	872	3,415	3,539
Less: Capital expenditures for property and equipment	(43,550)	(53,331)	(110,995)	(140,872)
Less: Distributions to noncontrolling interests	—	—	(94)	(198)
Adjustments:
Payment of contingent consideration recorded in earnings (a)	—	5,059	—	5,059
Corporate office relocation (b)	599	215	8,616	2,047
Tax effect (c)	(674)	(82)	(2,467)	(244)

Adjusted free cash flow	$75,397	$87,783	$223,938	$263,436

As % of revenues	17.7%	17.4%	18.5%	18.3%

(a)	Reflects the addback of acquisition-related payments for contingent consideration that were recorded as expenses in earnings and a component of cash flow from operating activities as the amounts paid exceeded the fair value of the contingent consideration recorded at the acquisition date.
(b)	Reflects the addback of third party expenses and reimbursable advances to employees associated with the relocation of our corporate headquarters from California to Texas.
(c)	The tax effect of the corporate office relocation is calculated based on the applied tax rates for the respective periods.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands, except per share amounts)

Reconciliation of Net Income to Adjusted Net Income and Adjusted Net Income per Diluted Share:

Adjusted net income and adjusted net income per diluted share, both non-GAAP financial measures, are provided supplementally because they are widely used by investors as a valuation measure in the solid waste industry. Management uses adjusted net income and adjusted net income per diluted share as one of the principal measures to evaluate and monitor the ongoing financial performance of the Company’s operations. Waste Connections provides adjusted net income to exclude the effects of items management believes impact the comparability of operating results between periods. Adjusted net income has limitations due to the fact that it excludes items that have an impact on the Company’s financial condition and results of operations. Adjusted net income and adjusted net income per diluted share are not a substitute for, and should be used in conjunction with, GAAP financial measures. Other companies may calculate adjusted net income and adjusted net income per diluted share differently.

	Three months ended September 30,		Nine months ended September 30,
	2012	2013	2012	2013
Reported net income attributable to Waste Connections	$49,385	$60,706	$123,104	$146,229
Adjustments:
Amortization of intangibles (a)	6,267	6,211	18,115	18,861
Acquisition-related expenses (b)	1,451	167	3,610	2,661
Loss (gain) on disposal of assets (c)	244	(1,129)	715	1,993
Corporate relocation expenses (d)	1,774	215	6,491	636
Loss (gain) on prior office leases (e)	—	(596)	—	9,902
NEO one-time equity grants (f)	—	—	3,585	—
Gain from litigation settlement (g)	(3,537)	—	(3,537)	—
Tax effect (h)	(2,356)	(1,862)	(9,920)	(13,025)

Adjusted net income attributable to Waste Connections	$53,228	$63,712	$142,163	$167,257

Diluted earnings per common share attributable to Waste Connections common stockholders:
Reported net income	$0.40	$0.49	$1.02	$1.18

Adjusted net income	$0.43	$0.51	$1.17	$1.35

(a)	Reflects the elimination of the non-cash amortization of acquisition-related intangible assets.
(b)	Reflects the elimination of acquisition-related expenses, including transaction costs and adjustments to the fair value of contingent consideration.
(c)	Reflects the elimination of a loss (gain) on disposal of assets.
(d)	Reflects the addback of costs associated with the relocation of the Company’s corporate headquarters from California to Texas.
(e)	Reflects the addback of the loss (gain) on prior office leases resulting primarily from the relocation of the Company’s corporate headquarters from California to Texas.
(f)	Reflects the addback of one-time equity compensation expense incurred at the time our NEOs’ employment contracts were modified.
(g)	Reflects the elimination of a non-recurring gain from an arbitration award.
(h)	The aggregate tax effect of the adjustments in footnotes (a) through (g) is calculated based on the applied tax rates for the respective periods.